Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Brian McGee 510-413-1201 bmcgee@lexar.com

Investor Relations:	Jennifer Jarman The Blueshirt Group 415-217-7722 jennifer@blueshirtgroup.com

Lexar Reports First Quarter 2005 Results

FREMONT, California, April 28, 2005 – Lexar Media, Inc. (Nasdaq: LEXR), a leading manufacturer and marketer of high-performance digital media and accessories, today reported financial results for the first quarter ended April 1, 2005.

Total first quarter revenues of $232.4 million increased 41% from $164.7 million in the same period last year and increased 23% sequentially from $188.5 million in the preceding quarter. Product revenues of $231.6 million increased 44% from $161.1 million in the same period last year and increased 24% from $187.4 million in the preceding quarter. As a result of Lexar recording revenues from all retail customers on a sell-through basis effective October 1, 2004, the first quarter of 2005 was the first quarter in which Lexar recorded significant revenue that was deferred from the prior quarter, which had a positive impact on first quarter product revenues and gross margin. Net loss was $9.6 million, or $0.12 per diluted share, as compared to net income of $9.4 million, or $0.11 per diluted share, in the same period last year and net loss of $63.3 million, or $0.80 per diluted share, in the fourth quarter of 2004.

Eric Stang, chairman, CEO and president, Lexar, commented, “We were fortunate to achieve stable and, in some cases, improved pricing during the first quarter. During this period, we executed well against our plan and generated positive operating cash flow through improved working capital management. We also improved our pricing management, reduced sales to unprofitable

Lexar Reports First Quarter Results	Page 2 of 3

customers, grew the number of storefronts carrying our products, reduced operating expenses excluding legal expenses and began manufacturing Memory Stick Pro with a Lexar controller.”

Financial Outlook

Mr. Stang continued, “Looking at the second quarter, we see pricing pressures have now re-emerged as a major competitive issue as we see certain competitors moving to reduce prices aggressively in the marketplace. As a result of this uncertainty, our visibility is limited and we are providing only a general outlook for the second quarter. We anticipate second quarter revenues to be approximately $200 million and a net loss for the quarter due primarily to price reductions and price protection obligations as well as ongoing legal expenses.”

Corporate Highlights

Lexar recently:

•	Announced that the Court will hold a hearing on May 16, 2005 to consider Lexar’s motion for an injunction against Toshiba Corporation and Toshiba America Electronic Components, Inc. and Lexar’s claim for unfair competition, which is based on California Business and Professions Code Section 17200.

•	Issued $60 million in aggregate principal amount of its 5.625% Senior Convertible Notes due 2010.

•	Partnered with Ubisoft, one of the world’s largest videogame publishers, for a major value-add promotion.

Conference Call

The Company will host a conference call to discuss its financial results and outlook today at 2:00 p.m. PST (5:00 p.m. EST). To participate on the live call, analysts and investors should dial 800-257-7063 at least ten minutes prior to the call. The call will also be webcast and can be accessed from the investor relations section of the company’s web site at www.lexar.com, where an archive of the conference call will be available for one year.

About Lexar Media, Inc.

Lexar is a leading marketer and manufacturer of flash memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 83 issued or allowed controller and system patents, and licenses its technology to companies including Olympus, Samsung Electronics, SanDisk and Sony. For more information, please call 1-800-789-9418 or visit www.lexar.com.

Lexar Reports First Quarter Results	Page 3 of 3

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to projections about our business and financial outlook, including the statements in the section entitled “Financial Outlook,” pricing pressures in the marketplace and the pursuit of our legal strategy against Toshiba and others. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: our operating results and gross margins are difficult to predict and may fluctuate significantly; the cost of flash memory is a significant part of our products’ cost structure, and if we are unable to obtain sufficient quantities of flash memory in a timely manner and at competitive prices, we may not be able to manufacture and deliver products to satisfy our customers’ requirements, compete effectively in the market or maintain our targeted gross margins; if we are unable to obtain additional financing for our future capital needs or utilize our existing credit facilities, we may be unable to develop or enhance our products, expand our operations beyond our current expectations or respond to competitive pressures; there is no assurance that we will be able to secure funding or if funding is secured that it will be on favorable terms; if we are unable to manage our inventory levels, our operating results will be negatively impacted; future average selling prices may continue to erode due to excess industry capacity and extreme price competition; many of our retail customers and distributors have price protection which could require us to make large payments if we reduce prices; if we are unable to anticipate demand and pricing of our products or effectively manage distributor channels and relationships and changes in market conditions, our operating results will be harmed; our licensing revenues have declined significantly because our fixed license payments have transitioned to variable-based royalties and we may be unable to secure new license or royalty revenue; increased competition in the digital media market may lead to a decrease in our revenues and market share; if we are unable to achieve or maintain our technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, our gross margins and revenues would likely decline significantly; and we are involved in intellectual property, securities and products class action litigation, and may become involved in additional litigation, the outlook of which is highly uncertain, that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology. Readers should also refer to the risk factors described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for our fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on March 31, 2005. We assume no obligation to update the forward-looking information contained in this news release.

Lexar and the Lexar logo are trademarks of Lexar Media, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	April 1, 2005	March 31, 2004
Net revenues:
Product revenues	$231,633	$161,079
License and royalty revenues	809	3,655

Total net revenues	232,442	164,734
Cost of product revenues	203,060	135,805

Gross margin	29,382	28,929

Operating expenses:
Research and development	3,393	2,061
Sales and marketing	19,934	10,752
General and administrative	15,163	5,606

Total operating expenses	38,490	18,419

Income (loss) from operations	(9,108)	10,510
Other income and (expense), net	(460)	(465)

Income (loss) before income taxes	(9,568)	10,045
Income taxes	18	619

Net income (loss)	$(9,586)	$9,426

Net income (loss) per common share:
Basic	$(0.12)	$0.12
Diluted	$(0.12)	$0.11
Shares used in computing net income (loss) per common share calculation:
Basic	79,519	78,316
Diluted	79,519	89,416

LEXAR MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	April 1, 2005	December 31, 2004
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$121,433	$35,443
Restricted cash	5,000	5,000
Accounts receivable, net	70,494	170,365
Inventories	146,834	177,655
Prepaid expenses and other current assets	14,234	12,799

Total current assets	357,995	401,262
Property and equipment, net	10,186	7,433
Intangibles and other assets, net	2,923	3,301

Total assets	$371,104	$411,996

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$157,701	$233,370
Deferred license revenue and product margin	13,650	23,759
Note payable to bank	33,435	40,000

	204,786	297,129
Deferred license revenue, net of current portion	43	173
Convertible notes payable	60,000	—

	264,829	297,302
Total stockholders’ equity	106,275	114,694

Total liabilities and stockholders’ equity	$371,104	$411,996